No. 1233383
編號

CERTIFICATE OF INCORPORATION
公 司 註 冊 證 書

* * *

I hereby certify that
本 人 謹 此 證 明

Hong Kong Jianye Greentech Holdings Limited
香港建業綠色科技控股有限公司

is this day incorporated in Hong Kong under the Companies Ordinance
於 本 日 在 香 港 根 據 《 公 司 條 例 》(第 32 章)

(Chapter 32) and that this company is limited.
註 冊 成 為 有 限 公 司 。

Issued on 2 May 2008 .
本 證 書 於 二 〇 〇 八 年 五 月 二 日 發 出 。

Ms. Fanny Wing-chi LAM
for *Registrar of Companies*
Hong Kong
香港公司註冊處處長
(林詠芝 代行)

Note 註：
Registration of a company name with the Companies Registry does not confer any trade mark rights or any other intellectual property rights in respect of the company name or any part thereof.
公司名稱獲公司註冊處註冊，並不表示獲授予該公司名稱或其任何部分的商標權或任何其他知識產權。